Exhibit 3.1
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HIRERIGHT HOLDINGS CORPORATION
* * * * *
Guy Abramo, being the President and Chief Executive Officer of HireRight Holdings Corporation (the “Corporation”), a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:
FIRST:    The Corporation was incorporated under the name HireRight Holdings Corporation by the filing of its original Certificate of Incorporation with the Delaware Secretary of State on [ ], 2021.
SECOND:    The Board of Directors of the Corporation, pursuant to a unanimous written consent, adopted resolutions authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation of the Corporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Amended and Restated Certificate”).
THIRD:    The Amended and Restated Certificate restates and integrates and amends the Certificate of Incorporation of this Corporation.
FOURTH:    The Amended and Restated Certificate was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, HireRight Holdings Corporation has caused this Amended and Restated Certificate to be executed by its duly authorized officer on this [ ] day of [ ], 2021.

HIRERIGHT HOLDINGS CORPORATION

By:
Name:	Guy Abramo
Title:	Chief Executive Officer
2

Exhibit A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
HIRERIGHT HOLDINGS CORPORATION
ARTICLE ONE
The name of the corporation is HireRight Holdings Corporation (the “Corporation”).
ARTICLE TWO
The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, State of Delaware 19808. The name of its registered agent at such address is Corporation Service Company.
ARTICLE THREE
The nature and purpose of the business of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (“DGCL”).
ARTICLE FOUR
Section 1.Authorized Shares. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is [ ] shares, consisting of two classes as follows:
1.    [ ] shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”); and
2.    [ ] shares of Common Stock, par value $0.001 per share (the “Common Stock”).
The Preferred Stock and the Common Stock shall have the designations, rights, powers and preferences and the qualifications, restrictions and limitations thereof, if any, set forth below.
Section 2.Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is authorized, subject to limitations prescribed by law, to provide, by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, and with respect to each series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof. The powers (including voting powers), preferences and relative, participating, optional and other special rights of each series of Preferred Stock and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the approval of the Board of Directors and by the affirmative vote of the holders of a majority in voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in an election of directors, without the separate vote of the holders of the Preferred Stock as a class, irrespective of the provisions of Section 242(b)(2) of the DGCL.
Section 3.Common Stock.
(a)Except as otherwise provided by the DGCL or this amended and restated certificate of incorporation (as it may be amended, the “Certificate of Incorporation”), including by any certificate filed with the Office of the Secretary of State of the State of Delaware establishing the terms of a series of Preferred Stock in accordance with Article Four, Section 2 above (a “Preferred Stock Designation”), and subject to the rights of holders of any series of Preferred Stock then outstanding, all of the voting power of the stockholders of the Corporation shall be vested in the holders of the Common Stock. Each share of Common Stock shall entitle the holder thereof to one vote on all matters voted upon by the stockholders of the Corporation; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Preferred Stock Designation) or pursuant to the DGCL.
(b)Except as otherwise required by law or expressly provided in this Certificate of Incorporation, each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.
(c)Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the other provisions of applicable law and this Certificate of Incorporation, holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation if, as and when declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor.
(d)In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and any other payments required by law and amounts payable upon shares of Preferred Stock ranking senior to the shares of Common Stock upon such dissolution, liquidation or winding up, if any, the remaining net assets of the Corporation shall be distributed to the holders of shares of Common Stock and the holders of shares of any other class or series ranking equally with the shares of Common Stock upon such dissolution, liquidation or winding up, equally on a per share basis.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (d).
(e)No holder of shares of Common Stock shall be entitled to preemptive, subscription, conversion or redemption rights.
ARTICLE FIVE
Section 1.Number of Directors; Voting. Subject to any rights of the holders of any series of Preferred Stock then outstanding to elect additional directors under specified circumstances or otherwise (“Preferred Stock Directors”) and the Stockholders Agreement (as defined below), the number of directors which shall constitute the Board of Directors shall initially be nine (9). Thereafter, the number of directors which shall constitute the Board of Directors shall be not less than six (6) nor more than thirteen (13) with the then authorized number of directors being fixed from time to time exclusively by resolution of the Board of Directors. Each director shall be entitled to one (1) vote with respect to each matter before the Board of Directors, whether by meeting or pursuant to written consent. “Stockholders Agreement” means that certain Stockholders Agreement, dated as of [ ], 2021, by and among the Corporation; General Atlantic (HRG) Collections, L.P., GAPCO AIV Interholdco (GS), L.P., GA AIV 1-B Interholdco (GS), L.P. and GA AIV-1 A Interholdco (GS), L.P. (together with any investment funds controlled or managed by any of the foregoing (as general partner, sole member or otherwise), and their successors, the “GA Stockholder”); Trident VII, L.P., Trident VII Parallel Fund, L.P., Trident VII DE Parallel Fund, L.P. and Trident VII Professionals Fund, L.P. (together with any investment funds controlled or managed by any of the foregoing (as general partner, sole member or otherwise), and their successors, the “Trident Stockholder”); and RJC GIS Holdings LLC, as amended and/or restated or supplemented from time to time.
Section 2.Classes of Directors. The directors of the Corporation, other than Preferred Stock Directors elected by the holders of any series of Preferred Stock, shall be divided into three (3) classes, as nearly equal in number as possible, designated Class I, Class II and Class III. In case of any increase or decrease, from time to time, in the number of directors (other than Preferred Stock Directors), the number of directors in each class shall be apportioned as nearly equal as possible.
Section 3.Election and Term of Office. Directors (other than Preferred Stock Directors, if any, who shall be elected in accordance with the rights of the holders of the Preferred Stock entitled to elect such Preferred Stock Directors) shall be elected by a plurality of the votes cast. The term of office of the initial Class I directors shall expire at the first annual meeting of stockholders following the date the Common Stock is first publicly traded (the “IPO Date”), the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders after the IPO Date, and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders after the IPO Date. For the purposes hereof, the Board of Directors may assign directors already in office at the effectiveness of the filing of this Certificate of Incorporation to Class I, Class II and Class III. At each annual meeting of stockholders after the IPO Date, directors elected to replace those of a class whose terms expire at such annual meeting shall be elected to hold office for a three-year term and until their respective successors shall have been duly elected and qualified or until any such director’s earlier death, resignation or removal. Nothing in this Certificate of Incorporation shall preclude a director from serving consecutive terms. Elections of directors need not be by written ballot unless the Bylaws of the Corporation (as amended and/or restated the “Bylaws”) shall so provide.
Section 4.Newly-Created Directorships and Vacancies. Subject to the rights of the holders of any series of Preferred Stock then outstanding and the Stockholders Agreement, any newly created directorship on the Board of Directors that results from an increase in the authorized number of directors and any vacancy occurring in the Board of Directors resulting from death, resignation, disqualification, removal from office or any other cause shall be filled only by resolution of a majority of the directors then in office, although less than a quorum, by a sole remaining director, or by the stockholders by the affirmative vote of a majority in voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class; provided, however, that at any time when the GA Stockholder beneficially owns shares of capital stock of the Corporation representing less than forty percent (40%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, any such newly created directorship or vacancy on the Board of Directors may be filled only by resolution of a majority of the directors then in office, although less than a quorum, or by a sole remaining director, and may not be filled in any other manner. A director elected or appointed to fill a vacancy shall serve for the unexpired term of his or her predecessor in office and until his or her successor is elected and qualified or until his or her earlier death, resignation, disqualification or removal. A director elected or appointed to fill a position resulting from an increase in the number of directors shall hold office until the next election of the class for which such director shall have been elected or appointed and until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. Subject to any Preferred Stock Designation with respect to the terms of office of any Preferred Stock Director, no decrease in the authorized number of directors shall shorten the term of any incumbent director.
Section 5.Removal and Resignation of Directors. Subject to the rights of the holders of any series of Preferred Stock then outstanding with respect to the removal of Preferred Stock Directors and the Stockholders Agreement, directors may only be removed for cause and only upon the affirmative vote of stockholders holding shares of capital stock of the Corporation representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock entitled to vote generally in the election of directors, at a meeting of the Corporation’s stockholders called for that purpose; provided, however, that when the GA Stockholder beneficially owns shares of capital stock of the Corporation representing at least forty percent (40%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, directors may be removed with or without cause upon the affirmative vote of stockholders representing a majority of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors. Any director may resign at any time upon written (which may be by electronic transmission) notice to the Corporation. Such resignation shall take effect at the time of receipt of such notice or at such later time, or such later time determined upon the happening of an event, as is specified therein.

Section 6.Rights of Holders of Preferred Stock. During any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect Preferred Stock Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Corporation shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such Preferred Stock shall be entitled to elect such Preferred Stock Directors pursuant to said provisions, and (ii) each such Preferred Stock director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided in the Preferred Stock Designation establishing such series, whenever the holders of any series of Preferred Stock having such right to elect Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such Preferred Stock Directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such Preferred Stock Directors, shall forthwith terminate (in which case each such director thereupon shall cease to be qualified as, and shall cease to be, a director) and the total authorized number of directors of the Corporation shall automatically be reduced accordingly.
Section 7.Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.
ARTICLE SIX
Section 1.Limitation of Liability.
(a)To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent such amendment permits the Corporation to provide broader exculpation than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty as a director.
(b)Any amendment, repeal or modification of the foregoing paragraph shall not adversely affect any right or protection of a director of the Corporation existing at the time of such amendment, repeal or modification with respect to any act, omission or other matter occurring prior to such amendment, repeal or modification.
ARTICLE SEVEN
Section 1.Action by Written Consent. Any action which is required or permitted to be taken by the Corporation’s stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents, setting forth the action so taken, is signed by the holders of outstanding capital stock representing not less than the minimum voting power that would be necessary to authorize or take such action at a meeting at which all shares of the Corporation’s capital stock entitled to vote thereon were present and voted and shall be delivered to the Corporation in the manner required by the DGCL; provided, however, that when the GA

Stockholder beneficially owns shares of capital stock of the Corporation representing less than forty percent (40%) of the voting power of the outstanding shares of capital stock entitled to vote thereon, any action required or permitted to be taken by the Corporation’s stockholders may be taken only at a duly called annual or special meeting of the Corporation’s stockholders and the power of stockholders to consent in writing without a meeting is specifically denied; provided, further, that any action required or permitted to be taken by the holders of any one or more series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, unless expressly prohibited by the Preferred Stock Designation(s) in respect thereof.
Section 2.Special Meetings of Stockholders. Subject to the rights of the holders of any series of Preferred Stock then outstanding and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only (i) by or at the direction of the Chair of the Board of Directors or the Board of Directors or pursuant to a written resolution adopted by the affirmative vote of the majority of the total number of directors that the Corporation would have if there were no vacancies or (ii) when the GA Stockholder beneficially owns shares of capital stock of the Corporation representing at least forty percent (40%) of the voting power of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, by the Chair of the Board of Directors at the written request of the GA Stockholder in the manner provided for in the Bylaws. Any business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of the meeting.
ARTICLE EIGHT
Section 1.Certain Acknowledgments. In recognition and anticipation that (i) certain of the directors, partners, principals, officers, members, managers and/or employees of the GA Stockholder and the Trident Stockholder (together the “Lead Sponsors”) or their Affiliated Companies (as defined below) may serve as directors or officers of the Corporation or its Affiliated Companies; (ii) the Lead Sponsors and their Affiliated Companies engage and may continue to engage in the same or similar activities or related lines of business as those in which the Corporation or its Affiliated Companies, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Corporation or its Affiliated Companies, directly or indirectly, may engage; and (iii) the Corporation and its Affiliated Companies may engage in material business transactions with the Lead Sponsors and their Affiliated Companies, and that the Corporation is expected to benefit therefrom, the provisions of this ARTICLE EIGHT are set forth to regulate and define the conduct of certain affairs of the Corporation as they may involve the Lead Sponsors and/or their Affiliated Companies and/or their respective directors, partners, principals, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Corporation or its Affiliated Companies (collectively, the “Exempted Persons”), and the powers, rights, duties and liabilities of the Corporation and its officers, directors and stockholders in connection therewith. As used in this Certificate of Incorporation, “Affiliated Companies” shall mean (a) in respect of any Lead Sponsor, any entity that controls, is controlled by or under common control with such Lead Sponsor (other than the Corporation and any company that is controlled by the Corporation) and any investment entities managed by any such entities (as general partner, sole member or otherwise) and (b) in respect of the Corporation, any company controlled by the Corporation.
Section 2.Competition and Corporate Opportunities. To the fullest extent permitted by applicable law, none of the Lead Sponsors, their respective Affiliated Companies or Exempted Persons shall have any fiduciary duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Corporation or any of its Affiliated Companies, and none of the Lead Sponsors, their respective Affiliated Companies or Exempted Persons shall be liable to the Corporation or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise) solely by reason of any such activities of any of the Lead Sponsors, their respective Affiliated Companies or Exempted Persons. To the fullest extent permitted by applicable law, the Corporation, on behalf of itself and its Affiliated Companies, renounces any interest or expectancy of the Corporation and its Affiliated Companies in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Lead Sponsors, their respective Affiliated Companies or Exempted Persons, even if the opportunity is one that the Corporation or its Affiliated Companies might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and each of the Lead Sponsors, their respective Affiliated Companies and the Exempted Persons shall have no duty to communicate or offer such business opportunity to the Corporation or its Affiliated Companies and, to the fullest extent permitted by applicable law, shall not be liable to the Corporation, any of its Affiliated Companies or its stockholders for breach of any fiduciary or other duty (whether contractual or otherwise), as a director, officer or stockholder of the Corporation solely by reason of the fact that such Lead Sponsor, Affiliated Company or Exempted Person pursues or acquires such business opportunity, sells, assigns, transfers or directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Corporation or any of its Affiliated Companies. For the avoidance of doubt, each of the Lead Sponsors, their respective Affiliated Companies and the Exempted Persons shall, to the fullest extent permitted by law, have the right to, and shall have no duty (whether contractual or otherwise) not to, directly or indirectly: (A) engage in the same, similar or competing business activities or lines of business as the Corporation or its Affiliated Companies, (B) do business with any client or customer of the Corporation or its Affiliated Companies or (C) make investments in competing businesses of the Corporation or its Affiliated Companies, and such acts shall not be deemed wrongful or improper. Notwithstanding anything to the contrary in this Section 2, the Corporation and its Affiliated Companies do not renounce any interest or expectancy any one of them may have in any corporate opportunity that is first and expressly offered to any Exempted Person solely in his or her capacity as a director or officer of the Corporation or any of its Affiliated Companies.
Section 3.Amendment of this Article. Neither the alteration, amendment or repeal of this ARTICLE EIGHT nor the adoption of any provision of this Certificate of Incorporation (including any Preferred Stock Designation) inconsistent with this ARTICLE EIGHT shall apply to or have any effect on the liability or alleged liability of any Lead Sponsor, its Affiliated Companies or Exempted Person for or with respect to any activities or opportunities which such

Lead Sponsor, Affiliated Company or Exempted Person becomes aware prior to such alteration, amendment, repeal or adoption.
ARTICLE NINE
Section 1.Section 203 of the DGCL. The Corporation expressly elects not to be subject to the provisions of Section 203 of the DGCL.
Section 2.Business Combinations with Interested Stockholders. Notwithstanding any other provision in this Certificate of Incorporation (including any Preferred Stock Designation) to the contrary, the Corporation shall not engage in any Business Combination (as defined hereinafter), at any point in time at which the Common Stock is registered under Section 12(b) or 12(g) of the Exchange Act of 1934, as amended (the “Exchange Act”), with any Interested Stockholder (as defined hereinafter) for a period of three years following the time that such stockholder became an Interested Stockholder, unless:
(a)prior to such time the Board of Directors approved either the Business Combination or the transaction which resulted in such stockholder becoming an Interested Stockholder;
(b)upon consummation of the transaction which resulted in such stockholder becoming an Interested Stockholder, such stockholder owned at least eighty-five percent (85%) of the Voting Stock of the Corporation outstanding at the time the transaction commenced, excluding for purposes of determining the Voting Stock of the Corporation outstanding (but not the outstanding Voting Stock of the Corporation owned by such Interested Stockholder) those shares owned (i) by Persons (as defined hereinafter) who are directors and also officers of the Corporation and (ii) employee stock plans of the Corporation in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
(c)at or subsequent to such time, the Business Combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66⅔%) of the outstanding Voting Stock of the Corporation which is not owned by such Interested Stockholder.
Section 3.Exceptions to Prohibition on Interested Stockholder Transactions. The restrictions contained in this ARTICLE NINE shall not apply if:
(a)a stockholder becomes an Interested Stockholder inadvertently and (i) as soon as practicable divests itself of ownership of sufficient shares so that the stockholder ceases to be an Interested Stockholder; and (ii) would not, at any time within the three- year period immediately prior to a Business Combination between the Corporation and such stockholder, have been an Interested Stockholder but for the inadvertent acquisition of ownership; or

(b)the Business Combination is proposed prior to the consummation or abandonment of and subsequent to the earlier of the public announcement or the notice required hereunder of a proposed transaction which (i) constitutes one of the transactions described in the second sentence of this Section 3(b) of ARTICLE NINE; (ii) is with or by a Person who either was not an Interested Stockholder during the previous three years or who became an Interested Stockholder with the approval of the Board of Directors; and (iii) is approved or not opposed by a majority of the directors then in office (but not less than one) who were directors prior to any Person becoming an Interested Stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors. The proposed transactions referred to in the preceding sentence are limited to (x) a merger or consolidation of the Corporation (except for a merger in respect of which, pursuant to Section 251(f) of the DGCL, no vote of the stockholders of the Corporation is required); (y) a sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation (other than to any direct or indirect wholly-owned subsidiary or to the Corporation) having an aggregate market value equal to fifty percent (50%) or more of either that aggregate market value of all of the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock (as defined hereinafter) of the Corporation; or (z) a proposed tender or exchange offer for fifty percent (50%) or more of the outstanding Voting Stock. The Corporation shall give not less than 20 days’ notice to all Interested Stockholders prior to the consummation of any of the transactions described in clause (x) or (y) of the second sentence of this Section 3(b) of ARTICLE NINE.
Section 4.Definitions. As used in this ARTICLE NINE only, and unless otherwise provided by the express terms of this ARTICLE NINE, the following terms shall have the meanings ascribed to them as set forth in this Section 4:
(a)“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, another Person;
(b)“Associate,” when used to indicate a relationship with any Person, means: (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or general partner or is, directly or indirectly, the owner of twenty percent (20%) or more of any class of Voting Stock; (ii) any trust or other estate in which such Person has at least a twenty percent (20%) beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person;
(c)“Business Combination” means:
(i)any merger or consolidation of the Corporation or any direct or indirect majority-owned subsidiary of the Corporation with (A) the Interested Stockholder, or (B) any other corporation, partnership, unincorporated association or entity if the merger or consolidation is caused by the Interested Stockholder and as a result of such merger or consolidation Section 2 of this ARTICLE NINE is not applicable to the surviving entity;
(ii)any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a stockholder of the Corporation, to or with the Interested Stockholder, whether as part of a dissolution or otherwise, of assets of the Corporation or of any direct or indirect majority-owned subsidiary of the Corporation which assets have an aggregate market value equal to ten percent (10%) or more of either the aggregate market value of all the assets of the Corporation determined on a consolidated basis or the aggregate market value of all the outstanding Stock of the Corporation;
(iii)any transaction which results in the issuance or transfer by the Corporation or by any direct or indirect majority-owned subsidiary of the Corporation of any Stock of the Corporation or of such subsidiary to the Interested Stockholder, except: (A) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which securities were outstanding prior to the time that the Interested Stockholder became such; (B) pursuant to a merger under Section 251(g) of the DGCL; (C) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into Stock of the Corporation or any such subsidiary which security is distributed, pro rata to all holders of a class or series of Stock of the Corporation subsequent to the time the Interested Stockholder became such; (D) pursuant to an exchange offer by the Corporation to purchase Stock made on the same terms to all holders of such Stock; or (E) any issuance or transfer of Stock by the Corporation; provided, however, that in no case under items (C)-(E) of this Section 4(c)(iii) of ARTICLE NINE shall there be an increase in the Interested Stockholder’s proportionate share of the Stock of any class or series of the Corporation or of the Voting Stock of the Corporation;
(iv)any transaction involving the Corporation or any direct or indirect majority-owned subsidiary of the Corporation which has the effect, directly or indirectly, of increasing the proportionate share of the Stock of any class or series, or securities convertible into the Stock of any class or series, of the Corporation or of any such subsidiary which is owned by the Interested Stockholder, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares of Stock not caused, directly or indirectly, by the Interested Stockholder; or
(v)any receipt by the Interested Stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of the Corporation), of any loans, advances, guarantees, pledges or other financial benefits (other than those expressly permitted in Sections 4(c)(i)-(iv) of ARTICLE NINE) provided by or through the Corporation or any direct or indirect majority-owned subsidiary of the Corporation;
(d)“control,” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of Voting Stock, by contract or otherwise. A Person who is the owner of twenty percent (20%) or more of the outstanding Voting Stock of any corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary; notwithstanding the foregoing, a presumption of control shall not apply where such Person holds Voting Stock, in good faith and not for the purpose of circumventing this ARTICLE NINE, as an agent, bank, broker, nominee, custodian or trustee for one or more owners who do not individually or as a group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934, as such Rule is in effect as of the date of this Certificate of Incorporation) have control of such entity;
(e)“Interested Stockholder” means any Person (other than the Corporation and any direct or indirect majority-owned subsidiary of the Corporation) that (i) is the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation, or (ii) is an Affiliate or Associate of the Corporation and was the owner of fifteen percent (15%) or more of the outstanding Voting Stock of the Corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such Person is an Interested Stockholder, and the Affiliates and Associates of such Person. Notwithstanding anything in this ARTICLE NINE to the contrary, the term “Interested Stockholder” shall not include: (x) the Lead Sponsors or any of their Affiliated Companies, or any other Person with whom any of the foregoing are acting as a group or in concert for the purpose of acquiring, holding, voting or disposing of shares of Voting Stock of the Corporation, (y) any Person who acquires ownership of Voting Stock of the Corporation in a transfer, sale, assignment, conveyance, hypothecation, encumbrance or other disposition of Voting Stock of the Corporation (in one transaction or a series of transactions) from any of the Lead Sponsors or any of their respective Affiliates or Associates; provided, however, that such Person was not an Interested Stockholder prior to such transfer, sale, assignment, conveyance, hypothecation, encumbrance, or other disposition; or (z) any Person whose ownership of shares in excess of the fifteen percent (15%) limitation set forth herein is the result of action taken solely by the Corporation, provided that, for purposes of this clause (z) only, such Person shall be an Interested Stockholder if thereafter such Person acquires additional shares of Voting Stock of the Corporation, except as a result of further action by the Corporation not caused, directly or indirectly, by such Person;
(f)“Owner,” including the terms “own” and “owned,” when used with respect to any Stock, means a Person that individually or with or through any of its Affiliates or Associates beneficially owns such Stock, directly or indirectly; or has (A) the right to acquire such Stock (whether such right is exercisable immediately or only after the passage of time) pursuant to any agreement, arrangement or understanding, or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; provided, however, that a Person shall not be deemed the owner of Stock tendered pursuant to a tender or exchange offer made by such Person or any of such Person’s Affiliates or Associates until such tendered Stock is accepted for purchase or exchange; or (B) the right to vote such Stock pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the owner of any Stock because of such Person’s right to vote such Stock if the agreement, arrangement or understanding to vote such Stock arises solely from a revocable proxy or consent given in response to a proxy or consent solicitation made to 10 or more Persons; or (C) has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent as described in (B) of this Section 4(f) of ARTICLE NINE), or disposing of such Stock with any other Person that beneficially owns, or whose affiliates or associates beneficially own, directly or indirectly, such Stock; provided, that, for the purpose of determining whether a Person is an Interested Stockholder, the Voting Stock of the Corporation deemed to be outstanding shall include Stock deemed to be owned by the Person through application of this definition of “owned” but shall not include any other unissued Stock of the Corporation which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise;
(g)“Person” means any individual, corporation, partnership, unincorporated association or other entity;
(h)“Stock” means, with respect to any corporation, any capital stock of such corporation and, with respect to any other entity, any equity interest of such entity; and
(i)“Voting Stock” means, with respect to any corporation, Stock of any class or series entitled to vote generally in the election of directors and, with respect to any entity that is not a corporation, any equity interest entitled to vote generally in the election of the governing body of such entity. Every reference to a percentage of Voting Stock shall refer to such percentage of the votes of such Voting Stock.
ARTICLE TEN
Section 1.Amendments to the Bylaws. Subject to the rights of holders of any series of Preferred Stock then outstanding and the Stockholders Agreement, the Bylaws may be amended, altered or repealed and new bylaws made by (i) the Board or (ii) upon the affirmative vote of the stockholders holding shares of capital stock representing at least sixty-six and two-thirds percent (66⅔%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon; provided, however, that when the GA Stockholder beneficially owns at least forty percent (40%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, the Bylaws may be amended, altered or repealed and new bylaws made upon the affirmative vote of stockholders holding shares of capital stock representing at least fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon.

Section 2.Amendments to this Certificate of Incorporation. Subject to the rights of holders of any series of Preferred Stock then outstanding and the Stockholders Agreement, notwithstanding any other provision of this Certificate of Incorporation or the Bylaws, and in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, no provision of ARTICLE FIVE, ARTICLE SIX, ARTICLE SEVEN, ARTICLE EIGHT, ARTICLE NINE, ARTICLE TEN or ARTICLE ELEVEN of this Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision of this Certificate of Incorporation or the Bylaws inconsistent therewith be adopted, unless in addition to any other vote required by this Certificate of Incorporation or otherwise required by law, such alteration, amendment, repeal or adoption is approved by (i) the affirmative vote of the stockholders holding shares of capital stock representing at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class or (ii) when the GA Stockholder beneficially owns at least forty percent (40%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, the affirmative vote of shares of capital stock of the Corporation representing stockholders holding shares of capital stock representing at least fifty percent (50%) of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote thereon, voting together as a single class.
ARTICLE ELEVEN
Section 1.Exclusive Forum.
(a)Unless this Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, employee or stockholder of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL, this Certificate of Incorporation or the Bylaws, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction over such action or proceeding, then another state court of the State of Delaware or, if no state court of the State of Delaware has jurisdiction, then the United States District Court for the District of Delaware). This Section 1(a) of ARTICLE ELEVEN shall not apply to claims arising under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or other federal securities laws for which there is exclusive federal or concurrent federal and state jurisdiction.
(b)Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint, action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended.

Section 2.Notice. Any Person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation (including, without limitation, shares of Common Stock) shall be deemed to have notice of and to have consented to the provisions of this Certificate of Incorporation.
ARTICLE TWELVE
If any provision or provisions of this Certificate of Incorporation shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate of Incorporation (including, without limitation, each portion of any paragraph of this Certificate of Incorporation containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not, to the fullest extent permitted by applicable law, in any way be affected or impaired thereby.